Exhibit 99.1

Dresser, Inc. Announces Plans to Refinance Debt,

Revises Amendment Sought from Senior Secured Lenders

DALLAS, TEXAS (Sept. 5, 2006)—Dresser, Inc. announced today that it has received a financing commitment from Morgan Stanley and Credit Suisse which provides for the refinancing of Dresser’s existing senior secured credit facility, senior unsecured term loan and 9 3/8% senior subordinated notes due 2011.

As a result of the commitment, which is subject to certain conditions, the company is revising the terms of the previously announced amendment it has requested under its senior secured credit facility. Under the revised terms, the company is no longer seeking to extend the term of its revolving credit facility or establish a new $50 million synthetic letter of credit facility.

The company is continuing to seek an extension of the deadline for providing audited financial statements for the fiscal year ended Dec. 31, 2005, from Sept. 30, 2006 to Dec. 31, 2006. In addition, it is seeking various technical amendments. The deadline for receiving consents from these lenders is 5 p. m. on Sept. 8, 2006, New York City time, unless further extended or terminated by Dresser.

The company said it expects to complete the refinancing as soon as practicable after the terms and conditions of the refinancing have been finalized. “We believe this refinancing is in the best interests of the company, and the commitment reflects the confidence that these lenders have in our businesses,” said Patrick M. Murray, chairman and chief executive officer.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation the company’s expectations regarding the completion of the refinancing and amendment referenced above. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, unexpected effects from the 2005 audit of the company’s financial statements, its quarterly financial statement reviews, and its current accounting issues, including discontinued operations treatment of divested businesses, on the company’s financial position, results of operations or liquidity, and unanticipated changes to the company’s previously issued financial statements as a result of its pending restatements. In addition, see the “Risk Factors” disclosure in the company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com